UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

June 14, 2005

(Date of earliest event reported)

VESTA INSURANCE GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	63-1097283
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

3760 River Run Drive Birmingham, Alabama	35243
(Address of Principal Executive Office)	(Zip Code)

(205) 970-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 14, 2005, the Registrant and Vesta Fire Insurance Corporation (“Vesta Fire”), a wholly-owned subsidiary of the Registrant, entered into a Stock Purchase Agreement with New Affirmative LLC, related to the sale, and New Affirmative’s purchase, of 5,218,228 shares of common stock of Affirmative Insurance Group, Inc. The Registrant and Vesta Fire are selling, respectively, 1,045,600 shares and 4,172,628 shares of common stock of Affirmative Insurance Group. Each of J.C. Flowers I LP and Delaware Street Capital Master Fund, L.P., who jointly own New Affirmative, also entered into the Stock Purchase Agreement and agreed severally, but not jointly, to guarantee the full and punctual payment of a variable percentage of the purchase price. Other than the Stock Purchase Agreement, neither the Registrant nor any of its affiliates have any relationship with New Affirmative, J.C. Flowers I, or Delaware Street Capital Master Fund.

Under the Stock Purchase Agreement, New Affirmative will pay $15.00 per share in cash to the Registrant and Vesta Fire for a total of $78,273,420. The transaction is subject to customary closing conditions and regulatory approval by the Illinois Department of Financial and Professional Regulation – Division of Insurance and the required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. If the transaction has not closed by December 12, 2005, the Stock Purchase Agreement may be terminated by any of the Registrant, Vesta Fire or New Affirmative. All reinsurance agreements in effect between the Registrant and its affiliates and Affirmative Insurance Group and its subsidiaries are expected to remain in full force and effect after the closing of the transaction.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated as of June 20, 2005.

VESTA INSURANCE GROUP, INC.

By:	/s/ John W. McCullough
Its:	Vice President — Associate General Counsel and Assistant Secretary

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